For more information, contact:

Teresa Paulsen MEDIA

Vice President, Corporate Communication

ConAgra Foods, Inc.

tel: 402-595-5210

Chris Klinefelter ANALYSTS

Vice President, Investor Relations

ConAgra Foods, Inc.

tel: 402-595-4154

www.conagrafoods.com

For Ospraie Management

Jonathan Gasthalter

Sard Verbinnen & Co

tel: 212-687-8080

FOR IMMEDIATE RELEASE

CONAGRA FOODS COMPLETES SALE OF ITS TRADING AND MERCHANDISING OPERATIONS TO INVESTOR GROUP LED BY OSPRAIE; SUPPLEMENTAL SHARE BUYBACK AUTHORIZED

Operations to Be Conducted as The Gavilon Group, LLC

OMAHA, Neb., June 23, 2008 – ConAgra Foods, Inc. (NYSE: CAG) announced today the completion of the sale of its commodity trading and merchandising operations conducted by ConAgra Trade Group. ConAgra Trade Group was sold to an investor group led by Ospraie Special Opportunities Fund, which also includes global growth investor General Atlantic LLC and a private investment fund managed by Soros Fund Management LLC. ConAgra Trade Group was sold for approximately $2.8 billion, net of transaction costs and subject to post-closing adjustments. The final proceeds are higher than originally estimated due to increases in ConAgra Trade Group’s book value reflecting gains and additional working capital.

The Ospraie Special Opportunities Fund is an affiliate of Ospraie Management, a leading investment management firm focused exclusively on commodities and basic industries with approximately $9 billion under management. The sold businesses will now operate as The Gavilon Group, LLC.

CONAGRA FOODS

The before tax proceeds from the sale include approximately $2.2 billion of cash, net of transaction costs (including incentive compensation amounts due to ConAgra Trade Group employees), and $550 million (face value) of payment-in-kind debt securities of a newly created holding company of The Gavilon Group. The weighted average interest rate on the debt securities is 10.82 percent. The face amount of debt securities received is higher than originally expected due to the greater overall transaction proceeds. ConAgra Foods also received a warrant exercisable for approximately 5 percent of the issued common equity of a newly created Gavilon holding company. The percentage is slightly lower than originally expected due to contract terms linking the warrant percentage to the investor group’s level of equity investment. Ospraie and its co-investors made a greater overall equity investment in the business, reducing the warrant interest but creating what the company believes is a stronger capital structure in relation to the payment-in-kind notes. Although the purchase agreement granted ConAgra Foods the right to a portion of The Gavilon Group’s earnings during the remainder of calendar 2008, the maximum earnings threshold in the applicable profit sharing formula was reached prior to closing, removing any future benefit to ConAgra Foods from this provision. Non-cash consideration received, principally the payment-in-kind debt securities, will be recorded at fair value to reflect an appropriate discount based on the features of the securities and current market conditions.

Also today, ConAgra Foods announced that its Board of Directors has authorized a $500 million increase to the company’s existing share buyback program. Shares are expected to be repurchased periodically, depending on market conditions, and through open-market or privately negotiated transactions. The Board of Directors has authorized management to engage in an accelerated share repurchase arrangement, yet to be negotiated.

ConAgra Foods will discuss its capital allocation plans in detail during its fourth quarter earnings release Thursday, June 26. The specifics of the plans are still being developed, but are expected to include significant application of the after-tax cash proceeds from the transaction toward share repurchases, and the application of a significant amount toward reducing interest bearing debt, primarily commercial paper balances that financed the greater-than-planned working capital balances at ConAgra Trade Group. The company expects most of this activity to be completed in the first half of fiscal 2009 and will update investors on its progress in its regularly scheduled communications.

CONAGRA FOODS

Greg Heckman, formerly president of ConAgra Foods’ commercial businesses, is now chief executive of The Gavilon Group which will remain in its current offices in Omaha. The Gavilon Group will conduct grain and byproducts merchandising and fertilizer distribution, as well as agriculture, energy and other commodity trading activities, and risk management services.

Rob Sharpe has been named president, Commercial Foods, and will assume responsibility for leading the remaining commercial businesses, operated as the company’s Food & Ingredients reporting segment. He will also serve as executive vice president, External Affairs, having previously served as executive vice president, legal and external affairs.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt's, Marie Callender's, Orville Redenbacher's, PAM and many others. For more information, please visit us at www.conagrafoods.com.

The Gavilon Group, LLC provides physical distribution, merchandising and trading across basic inputs and outputs, including grains, feed ingredients, fertilizer and energy products. The Gavilon Group, LLC also provides comprehensive logistical and risk-management services to customers in the agriculture and energy markets. For more information, please visit www.gavilon.com.

Established in 1999 and headquartered in New York City, Ospraie Management, LLC is a leading investment management firm focused exclusively on commodities and basic industries that manages over $9 billion in assets together with its affiliates. Ospraie combines in-depth industry knowledge with financial expertise and a long-duration perspective to identify and execute on attractive opportunities in its investment universe.

CONAGRA FOODS

GENERAL ATLANTIC is a leading global growth equity firm providing capital and strategic support for growth companies. Founded in 1980, GA manages approximately $17 billion in capital and has more than 75 investment professionals based in Greenwich, New York, Palo Alto, London, Düsseldorf, Hong Kong, Mumbai and São Paulo. For further information and a listing of GA's public and private portfolio companies see www.generalatlantic.com.

Note on forward-looking statements:

This release contains forward-looking statements by ConAgra Foods. These statements are based on ConAgra Foods’ management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. ConAgra Foods undertakes no responsibility to update these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, the ultimate impact of recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. ConAgra Foods cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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